Exhibit 5

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

November 25, 2003

Securities & Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan

Dear Sir or Madam:

I have acted as counsel for Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”), in connection with the Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan (the “Plan”). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion and, based thereupon, I am of the opinion that the shares of common stock, no par value, of the Company which may be issued and sold pursuant to the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 800,000 shares to be issued and sold pursuant to the Plan.

Very truly yours,

/s/ W. Gary King

W. Gary King Secretary-Counsel